Exhibit T3B-17

LIMITED LIABILITY COMPANY AGREEMENT

OF

COLUMBIA CARE NEW JERSEY LLC

This Limited Liability Company Agreement (this “Agreement”) of Columbia Care New Jersey LLC is entered into as of August 2, 2018, by Columbia Care LLC as the initial member of the Company (individually a “Member” together with all additional members admitted to the Company pursuant to this Agreement, the “Members”). All property now or hereafter transferred to the Company will be held, managed and distributed as provided in this Agreement, and all of the affairs of the Company will be conducted as provided in this Agreement.

1. Definitions. Capitalized words and phrases used in this Agreement have the meanings set forth below:

“Adversarial Member” shall have the meaning set forth in Section 21.

“Affiliate” means, with respect to any Person: (i) any other Person directly or indirectly controlling, controlled by or under common control with such Person; (ii) any other Person that is a subsidiary of such Person; (iii) any officer, director, partner, manager, member or trustee of such Person; or (iv) any Person who is an officer, director, partner, manager, member or trustee of any Person described in clauses (i), (ii) or (iii) hereof; provided, however, that, for purposes of this Agreement, a Manager (in such capacity) shall not be considered to be an Affiliate of any Company Party. For purposes of this definition, the term “controlling,” “controlled by” or “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least fifty percent (50%) of the directors, managers, general partners, or Persons exercising similar authority with respect to such Person

“Change-in-Control” means, in respect of any Person (other than an individual) any transfer of fifty (50%) or more of the capital, profits, or voting interest of such Person, as determined in the discretion of the Manager.

“Company Party” means each of the Company and/or any Affiliate of the Company.

“Controlling Members” means the Members holding a majority of the membership interests in the Company.

“Defaulting Member” shall have the meaning set forth in Section 22.

“Drag-Along Notice” shall have the meaning set forth in Section 26.

“Drag-Along Right” shall have the meaning set forth in Section 26.

“Entity” means a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, an estate, a joint venture, an unincorporated organization, or other entity, whether or not formed or organized pursuant to state law.

“Manager” means each Person who is identified as a Manager in the signature pages of this Agreement and each Person that is subsequently appointed as a Manager pursuant to this Agreement, until such time as such Person may resign or be removed as a Manager in accordance with this Agreement.

“Member Party” means each Member and/or any of its Affiliates.

“Minority Members” shall have the meaning set forth in Section 26.

“Person” means an individual or any Entity.

“Required Disclosure” shall have the meaning set forth in Section 22.

“Sale of the Company” shall mean (a) a Change-in-Control of the Company, whether by merger or reorganization; (b) the conveyance, assignment, exchange, mortgage, pledge or encumbrance of the membership interests of a Member, or (b) a sale or other disposition of all or substantially all of the assets of the Company, on a consolidated basis.

“Unsuitability Determination” shall mean, with respect to any Member, any of the following:

(a) any determination by the Managers that any relationship of any Company Party with any Member Party (with respect to such Member) may (i) threaten or otherwise adversely affect any license, permit, approval, or other entitlement that any Company Party or any Member Party holds or applies for in any jurisdiction, (ii) violate any rules and regulations promulgated by any United States or state legislative or regulatory agency applicable to any Company Party or any Member Party (except for federal law, rules and/or regulations which directly or indirectly conflict with state law, rules and/or regulations specifically related to any state-sanctioned medical marijuana program), or (iii) jeopardize the business and affairs of the Company;

(b) any issuance of any notice or other correspondence from any state legislative or regulatory agency on account of or relating to any Member Party with respect to such Member that includes assertions or other information that could reasonably be considered or expected to (i) threaten or otherwise adversely affect any license, permit, approval, or other entitlement that any Company Party or any Member Party holds or applies for in any jurisdiction, (ii) assert any violation of any rules and regulations promulgated by any United States or state legislative or regulatory agency applicable to any Company Party or any Member Party (except for federal law, rules and/or regulations which directly or indirectly conflict with state law, rules and/or regulations specifically related to any state-sanctioned medical marijuana program), or (iii) jeopardize the business and affairs of the Company, in each case, as reasonably determined by the Manager; or

(c) any failure to timely make, or to cause to be timely made, any Required Disclosure with respect to such Member.

“Unsuitability Redemption” shall have the meaning set forth in Section 25(b).

2. Name. The name of the limited liability company shall be Columbia Care New Jersey LLC (the “Company”).

3. Formation. The initial Member has formed the Company pursuant to and in accordance with the New Jersey Revised Uniform Limited Liability Company Act, as amended from time to time (Title 42, Chapter 2C §§1-94 – C.42:2C-1, et seq.) (the “Act”) for the purposes set forth herein by causing the execution and filing of the Certificate of Formation of the Company with the New Jersey Secretary of State on August 1, 2018. The Member hereby agrees that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided in this Agreement. The existence of the Company as a separate legal entity shall continue until cancellation of the Articles of Organization as provided in the Act.

4. Purpose and Powers. The Company is organized to carry on any lawful business activity, which may be conducted by a limited liability company organized under the Act. The Company shall have the power and authority to do any and all acts necessary or convenient to or in furtherance of the foregoing purpose, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited liability companies under the laws of the State of New Jersey. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing, including, but not limited to, operating a business or other ongoing concern.

Accordingly, the Company is vested with the power to enter into and perform contracts, own, mortgage, lease, pledge or otherwise deal with assets, exercise all rights, powers, and privileges and other incidents of ownership with respect to assets or investments, borrow money and issue notes, drafts, and bills of exchange, lend any of its assets or funds, issue guaranties and indemnities, invest its liquid assets in short-term money market instruments and certificates of deposit, maintain one or more offices, rent space, engage and retain personnel and agents and undertake such other activities as may be necessary or desirable to achieve the Company’s purposes.

5. Term. The Company shall continue until it is dissolved under the terms of this Agreement or the Act.

6. Principal Place of Business. The Company’s principal office shall be 70 Industrial Ave East, Suite B, Lowell, MA 01852. The Members may change the Company’s principal office, its registered office or registered agent from time to time, all as determined by the Members. The Members may establish additional places of business of the Company, within and without the State of New Jersey, as and when required by the business of the Company and in furtherance of its purposes set forth in Section 2 hereof and may appoint agents for service of process in all other jurisdictions in which the Company shall conduct business.

7. Registered Office and Registered Agent. The address of the registered office of the Company in the State of New Jersey is c/o Corporation Service Company, Princeton South Corporate Ctr, Ste 160, 100 Charles Ewing Blvd, Ewing, NJ 08628.

8. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of New Jersey are Corporation Service Company, Princeton South Corporate Ctr, Ste 160, 100 Charles Ewing Blvd, Ewing, NJ 08628.

9. Admission of Members of the Company. Columbia Care LLC is hereby admitted as the initial member of the Company and does hereby accept, adopt and agree to be bound by all of the terms, conditions and provisions of this Agreement. The Company may at any time admit additional members with the consent of the initial Member; provided, however that any additional Member shall agree in writing to be bound by the terms and provisions of this Agreement. The names and business addresses of the Members are as set forth on Exhibit A attached hereto and made a part hereof and shall be updated upon the admission of additional Members.

10. Management. Except as otherwise provided in this Agreement, the management of the Company shall be vested in one or more Managers, who shall have such authority to manage the business and affairs of the Company as may be specified by the Members and who will each be the “Manager”, as such term is defined in Section 13.1-1002 of the Act. The initial Managers shall be Michael Abbott, Nicholas Vita and David Hart. Each Manager (whether elected to fill a vacancy or otherwise) shall continue in office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal in the manner as may be determined by the Members. In connection with the foregoing, the Members have authorized any Managers of the Company, acting singly, to execute documents and instruments on behalf of the Company and the Managers are further authorized and empowered:

(a)

to appoint, by written designation filed with the records of the Company, one or more persons (including a person that may also be a Manager) to act on behalf of the Company as officers of the Company with such titles as may be appropriate including the titles of President, Vice President, Treasurer, Secretary and Assistant Secretary, and

(b)	to delegate any and all power and authority with respect to the business and affairs of the Company to any individual or entity, including any officers and employees of the Company.

Any person appointed as an officer of the Company with a title customarily held by an officer of a corporation shall have the same power and authority to act on behalf of the Company as an officer holding the same title would customarily have in a corporation organized under the laws of New Jersey, unless otherwise prescribed by the Manager. Each officer of the Company shall serve at the convenience of the Managers and shall hold such office until he or she dies, is removed by the Managers or until a successor is appointed by the Managers.

11. Power to Bind the Company. The Managers shall each individually have the authority to sign agreements, contracts, instruments or other documents in the name of and on behalf of the Company (acting with another Manager for matters outside of the ordinary course of business), and may authorize any other person to sign agreements, contracts, instruments or other documents in the name of and on behalf of the Company, and such authority may be general or limited to specific instances.

12. Reliance by Third Parties. Any person or entity dealing with the Company may rely upon a certificate signed by the Managers as to:

(a) the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company, and

(b) the persons who or entities which are authorized to take any action or refrain from taking any action as to any matter whatsoever involving the Company.

13. Capital Contributions. The Capital Contributions that each Member has made to the Company on or before the date of this Agreement or at any time hereafter shall be properly reflected on the books and records of the Company.

14. Additional Contributions. No Member shall be obligated to contribute any additional capital to the Company.

15. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Members pro rata in proportion to their respective membership interests.

16. Distributions. Distributions shall be made to the Members at the time and in the aggregate amounts as determined by the Members pro rata in proportion to their respective membership interests.

17. Distributions upon Dissolution of the Company. Upon dissolution of the Company pursuant to Section 17, the Members shall take full account of the Company’s assets and liabilities, shall liquidate the assets as promptly as is consistent with obtaining fair value therefor, and shall apply and distribute the proceeds in the following order of priority:

(a) First, to the payment and discharge of all of the Company’s debts, liabilities, and obligations, including the establishment of necessary reserves; and

(b) Second, to the Members, pro rata in proportion to their respective membership interests.

18. Dissolution. The Company shall have perpetual existence unless it shall be dissolved and its affairs shall have been wound up upon (a) the written consent of the Member, (b) the resignation, bankruptcy or dissolution of the last remaining Member or (c) the entry of a decree of judicial dissolution under Section 2C-48 of the Act.

19. Accounting. The books of account of the Company shall be kept in such a manner as the Members determine. Such books and records shall be maintained at the principal business office of the Company. Members shall have access to documents and information of the Company that are required to be furnished to the Members under Section 2C-40 of the Act, at their reasonable request and at their expense during ordinary business hours.

20. Taxes.

(a) Characterization for Tax Purposes. The Member has formed the Company pursuant to the Act, and, upon the admission of additional Members, the Members expressly do not intend to form a partnership or a limited partnership for any purpose other than the treatment of the Company as a “partnership” for tax purposes. Except for tax purposes, the Members do not intend to be partners one to another, or partners as to any third party or any other entity with whom joint liability could be asserted or shared.

(b) Returns. Within ninety (90) days after the end of each fiscal year, the Company will cause to be delivered to the Members such information, if any, with respect to the Company as may be necessary for the preparation of the Member’s federal, state, or local income tax or information returns, including a statement showing the Company’s income, gain, loss, deduction, and credits for the fiscal year.

21. Tax Elections. The Members may cause the Company to make whatever elections the Company may be required to make under the Code.

22. Adversarial Members. If the Managers determine that any Member Party has commenced, or threatened to commence, any lawsuit, arbitration or other legal action against any Company Party or any Manager, whether orally, in writing or through a representative (including counsel or an agent), the Managers may designate any Person that is a Member in respect of such Member Party as an “Adversarial Member,” and such Member shall remain an Adversarial Member until such time as such designation is revoked by the Managers. For so long as a Member is designated as an Adversarial Member, such Member shall not be entitled to vote on any Company matter with respect to any matter for which the approval of the Members is expressly required under the Act and such Member shall forfeit any and all rights to access any books, records or other information involving the Company, in all respects to the fullest extent permitted under the Act.

23. Required Disclosure; Certain Licensure Matters Each Member acknowledges and agrees that it is vital that the Company is, at all times, in compliance with the requirements set forth by the various government entities that issue the licenses (other than licenses that the Managers, in their reasonable discretion, determine are “immaterial”) pursuant to which any Company Party conducts the Business. Therefore, each Member agrees to provide to the Company, upon request by the Company, in a timely manner any information requested by any government or regulatory office or agency with regard to that Member and, if the Member is an Entity, with regard to such Member’s direct and indirect owners or members (“Required Disclosure”). In the event that any Member (x) fails to timely make a Required Disclosure or is accused of any criminal act, act of moral turpitude, or similar act of misfeasance or malfeasance which would materially impair any Company Party’s ability to obtain or retain any license (other than licenses that are reasonably determined by the Managers to be “immaterial”), as determined by the Managers, or (y) is convicted of a felony, such Member shall immediately be deemed to be a “Defaulting Member”.

24. Effect of Default. A Defaulting Member shall not be entitled to vote on any Company matter with respect to any matter for which the approval of the Members is expressly required under the Act, and such Defaulting Member shall forfeit any and all rights to access any books, records or other information involving the Company, in all respects to the fullest extent permitted under the Act, and the Company shall be permitted to redeem the membership interests of such Defaulting Member in accordance with Section 25. A Defaulting Member that is the Manager of the Company is automatically removed from his//her/its position as Manager upon such default.

25. Remedies on Default. Upon the occurrence of an event of default by a Member, in addition to any other remedies provided for in this Agreement, the Company and the Members other than the Defaulting Member have all rights and remedies available at law and in equity and may institute legal proceedings against the Defaulting Member with respect to any damages or losses incurred by the Company or the Members other than the Defaulting Member, which may be offset against any distributions that would otherwise be made by the Company to such Defaulting Member.

26. Unsuitability Redemption of Members.

(a) General.

(i) Subject to Section 25(a)(ii), in the event an Unsuitable Determination is made with respect to a Member, the Manager shall be permitted to invoke the Unsuitability Redemption remedy set forth in Section 25(b).

(ii) In respect of any Unsuitability Determination with respect to any Member, to the extent that (x) notice and cure remedies are made available by the relevant legislative or regulatory agency, (y) cure may be pursued without risk to any Company Party or any Member Party with respect to any other Member, and (z) cure has been initiated and is being diligently and expeditiously pursued, the Unsuitability Redemption remedy pursuant to Section 25(b) may not be initiated with respect to such Unsuitability Determination until a determination is made by the relevant legislative or regulatory agency concerning whether such cure has been successfully made. If notice and cure remedies are not prohibited or specified by such relevant legislative or regulatory agency, the Unsuitability Redemption remedy may not be initiated until thirty (30) days following the date notice is sent to the Member with respect to which such Unsuitability Determination is made; provided that: (i) the occurrence giving rise to the Unsuitability Determination is curable; (ii) cure has been initiated and is being diligently and expeditiously pursued; and (iii) such cure remedies may be pursued without material adverse effect to any Company Party or any Member Party with respect to any other Member.

(iii) In the event of an Unsuitability Determination, all distributions to the affected Member shall be suspended and escrowed until such Member’s membership interest is redeemed. In addition, such Member shall be subject to any laws, regulations, rules or orders as determined by the United States or other applicable governmental agencies.

(b) Redemption in the Event of Unsuitability Determination. Subject to Section 25(a)(ii), upon the occurrence of an Unsuitability Determination with respect to a Member, the Manager may cause the Company to redeem the membership interests of such Member (the “Redeemed Interest”) at a redemption price (the “Redemption Price”) equal to one hundred percent (100%) of the fair market value of such Interests, as determined by a nationally recognized appraiser or financial advisor, by written notice to the affected Member designating the time and place of redemption (such redemption, the “Unsuitability Redemption”). The Redemption Price shall be payable, in the sole discretion of the Manager, by wire transfer of immediately available funds to an account designated by such redeemed Member or by making and delivering a promissory note in the principal amount of the Redemption Price, which shall be payable in no more than twelve (12) monthly installments and shall bear simple interest at a fixed rate equal to the Prime Rate in effect on the last business day prior to the closing. The closing of the Unsuitability Redemption shall occur within thirty (30) days of the later of (a) an Unsuitability Determination; and (ii) the expiration of any cure period available under Section 25(a), at the principal offices of the Company or at such other date and location as the Company and such Member may agree. At the closing, the redeemed Member shall deliver to the Company such customary agreements, certificates and/or instruments as the Company may reasonably request, duly executed, transferring title to such membership interests to the Company, free and clear of all liens and encumbrances.

27. Drag-Along Rights. If at any time the Controlling Members determine to affect a Sale of the Company by transferring all of the membership interests held by such Controlling Members to an independent third party, pursuant to which the consideration to be paid by the independent third party consists solely of cash or freely tradable securities with an active public market, then the Controlling Members shall have the right (“Drag-Along Right”) to require each of the other Members (the “Minority Members”) to sell to the independent thirty party for the same consideration received by the Controlling Members and on the same terms and conditions all of the membership interests held by such Minority Member. To exercise a Drag-Along Right, the Controlling Members shall give written notice to each Minority Member (a “Drag-Along Notice”) executed by the Controlling Members and the independent third party and containing: (a) the membership interests that the independent third party proposes to acquire from the Controlling Members; (b) the name and address of the independent third party; (c) the proposed purchase price, terms of payment and other material terms and conditions of the independent third party’s offer; (d) a statement by the independent third party that the independent third party (i) has been informed of the Drag-Along Rights provided for in this Section 26 and (ii) has agreed to purchase the membership interests in accordance with the terms of this Section 26; and (e) the aggregate percentage membership interests owned by each Minority Member with respect to which the Controlling Members wish to exercise their Drag- Along Rights pursuant to this Section 26. Each Minority Member shall thereafter be obligated to sell to the independent third party the membership interests subject to such Drag-Along Notice provided that the sale to the independent third party is consummated within one hundred twenty (120) days of the Drag-Along Notice. If the sale is not consummated within such one hundred twenty (120) day period, then each affected Minority Member may sell but shall no longer be obligated to sell, such Minority Member’s membership interests pursuant to such Drag-Along Notice. Each Minority Member shall promptly execute and deliver any and all instruments, agreements and documents, and take all such other actions, as reasonably required by the Controlling Members in connection with this Section 26.

28. Investment Representations. Each Member, by execution of this Agreement, hereby represents and warrants to the Company that (i) each Member is acquiring an interest in the Company for his/her own account for investment only, and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act as amended (the “Securities Act”), any rule or regulation under the Securities Act, or any applicable state securities laws; (ii) each Member has had such opportunity as such Member has deemed adequate to obtain from management of the Company such information about the business and affairs of the Company as is necessary to permit such Member to evaluate the merits and risks of such Member’s investment in the Company; (iii) each Member has sufficient experience in business, financial and investment matters to be able to evaluate the merits and risks involved in the purchase of such Member’s membership interests and to make an informed investment decision with respect to such purchase; (iv) each Member can afford a complete loss of the value of such Member’s investment in the Company and is able to bear the economic risk of holding such membership interests for an indefinite period; and (v) each Member understands that (w) such Member’s membership interests have not been registered under the Securities Act and, therefore, such membership interests are “restricted securities” within the meaning of Rule 144 under the Securities Act; (x) such Member’s membership interests cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (y) in any event, the exemption from registration under Rule 144 will not be available for at least one (1) year and even then will not be available unless the terms and conditions of Rule 144 are complied with; and (z) there is now no registration statement on file with the Securities and Exchange Commission with respect to any membership interests of the Company and the Company has no obligation to register such Member’s membership interests under the Securities Act.

29. Assignments. No Member may sell, transfer, assign, pledge, hypothecate or otherwise dispose of all or any part of his or her interest in the Company (whether voluntarily, involuntarily or by operation of law), unless the other Member(s) shall have previously consented to such assignment in writing, the granting or denying of which consent shall be in such Member’s sole and absolute discretion.

Any assignee of a Member’s interest in the Company shall not be entitled to any of the rights granted to a Member, and shall have no right to participate in the management of the business and affairs of the Company, other than the right to receive all or a part of the share of the profits and losses, items of income, gain, loss, deduction, and credit of the Company entering into the computation thereof, to which his or her assignor would otherwise be entitled.

An assignee of a Member’s interest may be admitted as a Member of the Company upon the unanimous written consent of the other Members.

30. No Rights of Creditors. Nothing contained herein will, or is intended to or will be deemed to, benefit any creditor of the Company or any creditor of any Member, and no such creditor will have any rights, interests or claims hereunder, be entitled to any benefits hereunder or be entitled to require the Company or any Member to demand, solicit or accept any loan, advance or additional Capital Contribution for or to the Company or to enforce any right which the Company or any Member may have against any other Member or which any Member may have against the Company, pursuant to this Agreement or otherwise

31. Resignation. A Manager may resign from the Company at any time by written resignation to the other Manager(s). Upon such resignation, the vacancy shall be filled by the Controlling Members.

32. Amendments. This Agreement may be amended or restated from time to time by the Members.

33. Liability of Member. The Members’ liability for the debts, obligations, and liabilities of the Company is limited as set forth in Section 2C-30 of the Act.

34. No Restrictions of Business Pursuits of Member. This Agreement shall not preclude or limit in any respect the right of the Members to engage in or possess any interest in other business ventures of any kind, nature, or description. Neither the Company nor the Members shall have any rights or obligations by virtue of this Agreement with respect to such independent ventures or the profits or losses derived therefrom.

35. Governing Law.

(i) THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY NOTWITHSTANDING ANY CONFLICT OF LAW RULES TO THE CONTRARY. IN THE EVENT OF A CONFLICT BETWEEN ANY PROVISION OF THIS AGREEMENT AND ANY NONMANDATORY PROVISION OF THE ACT, THE PROVISION OF THIS AGREEMENT SHALL CONTROL AND TAKE PRECEDENCE.

36. Binding Effect. This Agreement binds the Members and their distributees, successors, and assigns and any other person claiming a right or benefit under or covered by this Agreement.

37. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the date and year first aforesaid.

MEMBER:	COLUMBIA CARE LLC

	By:	/s/ Nicholas Vita
	Name:	Nicholas Vita
	Title:	CEO

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the date and year first aforesaid.

MEMBERS:

EXHIBIT A

MEMBER LEDGER

NAME	MEMBERSHIP INTEREST
Columbia Care LLC	100%
70 Industrial Ave East, Suite B
Lowell, MA 01852

EXHIBIT B

FORM OF JOINDER AGREEMENT

Reference is hereby made to the Limited Liability Company Agreement, made and entered into as of the    day of     , 2018, as amended from time to time (the “Operating Agreement”), among Columbia Care New Jersey LLC, a limited liability company organized under the laws of New Jersey (the “Company”), and the Members of the Company. The undersigned hereby acknowledges that it has received and reviewed a complete copy of the Operating Agreement and agrees that upon execution of this Joinder Agreement, such Person shall become a party to the Operating Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Operating Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Operating Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of         , 20

[NEW MEMBER]

By:
Name:
Address:
E-mail: